Exhibit 4.17

CONSULTING AGREEMENT

This Agreement made this 12th day of May, 2006 between SmartCool Systems USA Inc., a Nevada Corporation having its place of business at 400 N. Mountain Avenue – Suite 219, Upland, California 91786 (hereinafter referred to as "SmartCool") and Marmara Holdings LLC of 52 Aspen Way, Rolling Hills Estates, California 90274 (hereinafter referred to as ”CONSULTANT”).

WHEREAS, SmartCool has been granted exclusive distribution rights by Abbotly Technologies Pty Limited ("Abbotly") for the United States of America, Canada, Mexico and the Caribbean for the  compressor optimization control products, designed specifically for refrigeration and air conditioning equipment specified in Schedule 1 hereto (hereinafter “Products”); and

WHEREAS, CONSULTANT wishes to be appointed as a sales representative for the sale of the Products in the territory specified herein upon and subject to the terms and conditions hereinafter contained; and

WHEREAS, CONSULTANT wishes to see certain persons (listed in Schedule 7 hereto) appointed as a sales representatives for the sale of the Products in the territory specified herein upon and subject to the terms and conditions hereinafter contained (hereinafter referred to as ”Consultant Representatives”).

NOW THEREFORE, it is mutually agreed as follows:

1.

DEFINITIONS

1.1

In this Agreement, unless the context otherwise provides the following words and expressions shall have the meaning set out below.

1.2

"Calendar Year" shall mean the twelve (12) month period commencing on the Commencement Date and each annual anniversary thereof.

1.3

“Commencement Date” shall mean May, 12th, 2006 or such date as may be agreed to by both parties in writing.

1.4

“Consultant Representatives” shall mean sales representatives introduced by CONSULTANT to SmartCool, who have received SmartCool’s written consent to act as sales representatives and have signed a separate Regional Sales Representative Agreement.

1.5

"Contractual Amount of Contract to Calculate Gross Annual Sales" shall mean the sales price of the Products invoiced to a customer and actually received by SmartCool within a Calendar Year from sales of Products that are completed by the CONSULTANT and any of its Consultant Representatives, less any sales taxes, customs duties and shipping costs applied on the sales of Products.

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1.6

1.7

“Products” has the meaning set out in the recitals to this Agreement, and such other products as may from time to time be agreed in writing by the parties.

1.8

“Territory” shall mean that territory described in Schedule 5 at the date of this Agreement, as may be amended by mutual agreement of the parties during the term of this agreement.

1.9

“Confidential Information” includes any confidential business or technical information belonging to SmartCool, its subsidiaries, affiliates and/or Abbotly which is disclosed or provided to CONSULTANT, its employees, contractors, agents or customers and is not disclosed to the public including without limitation, any and all Product designs, Product software programs, trade secrets, method of business, manuals, calculation programs and other intellectual property.

2.

APPOINTMENT

2.1

SmartCool hereby appoints CONSULTANT as an authorized, non-exclusive sales representative for the marketing and sale of the Products in the Territory and CONSULTANT agrees to act in that capacity subject to the terms and conditions of this Agreement.

2.2

CONSULTANT shall not, without the prior written consent of SmartCool, appoint any other person, firm or company as a representative or agent (other than its employees) for sale of the Products in the Territory or knowingly supply Products to other persons, firms or companies for resale in the Territory.  In the event that SmartCool grants such consent, it is understood that such appointment shall be made only in the name and for the account of CONSULTANT and shall be for a term no greater than the term of this Agreement and shall be limited to sales of Products in the Territory for use in the Territory.  CONSULTANT shall not grant to any such sales representatives any rights greater than those which are granted by SmartCool to CONSULTANT under this Agreement.  CONSULTANT shall impose on any such sales representatives the same obligations as SmartCool has imposed on CONSULTANT under this Agreement for the purpose of protecting the goodwill of SmartCool and the Products.

2.3

CONSULTANT shall be entitled to describe itself as SmartCool’s “Authorized Sales Representative” for the Products to customers, but shall not hold itself out as SmartCool’s agent or as being entitled to bind SmartCool in any way.

2.4

CONSULTANT shall market and sell the Products in accordance with the terms of this Agreement.

2.5

CONSULTANT shall not during the term of this Agreement:

(a)

Obtain any one or more of the Products from any person, firm or company other than SmartCool or a supplier approved by SmartCool; or

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(b)

Be concerned or interested, either directly or indirectly, in the marketing, installation, manufacture, distribution or sale of any goods that compete with the Products, and/or that are identical or similar to the Products.

2.6

SmartCool reserves the right to appoint other sales representatives, distributors, sales agents or other selling parties, or to make direct sales in the Territory, itself or through any subsidiary of SmartCool. Therefore the CONSULTANT specifically acknowledges that this agreement is nonexclusive.

3.

RESPONSIBILITIES OF CONSULTANT

3.1

In consideration for the right to act as a sales representative for the Products, CONSULTANT’S responsibilities will be to identify potential customers for the Products, act as a liaison between SmartCool and potential customers, produce marketing materials for the Products using templates supplied by SmartCool in adequate supply for distribution to potential customers, acquire appropriate stationary and business cards to attract and promote sales, market the Products to potential customers, collect pre-sales survey data using templates supplied by SmartCool, electronically send customer site data to SmartCool, present SmartCool proposals to potential customers, perform site demonstration tests for customers and finalizing sales to customers. CONSULTANT shall work closely with the SmartCool technical team at the customer site in order to provide necessary information needed by the customer to maintain the Products, and deal with on-going customer support issues. Without limiting the generality of the foregoing, the order of events and responsibilities for these steps are laid out in greater detail in the Process Flow in Schedule 3. CONSULTANT shall also be responsible for any obligations that are ancillary or incidental to the foregoing responsibilities.

3.2

CONSULTANT shall also identify, retain and manage Consultant Representatives, specifically aiding, supporting and instructing the Consultant Representatives in all aspects of the Process Flow in Schedule 3. CONSULTANT shall act as a liaison between SmartCool and Consultant Representatives as required. As per the Process Flow in Schedule 3, the Consultant shall approve all potential customers identified by Consultant Representatives previous to sales efforts being undertaken.  Where agreed upon by SmartCool, CONSULTANT shall intercede and take over certain sales efforts by Consultant Representatives.

3.3

During the term of this Agreement, if the CONSULTANT is a corporation, the corporation shall obtain and maintain commercial general liability insurance and errors and omissions insurance within reasonable limits as necessary to support its obligations hereunder, and worker's compensation insurance for its employees as required by applicable laws.

3.4

In finalizing any sale to a customer, CONSULTANT shall require that the customer accept the following payment terms:

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3.5

(a)

customer shall pay a 50% deposit at the time that the proposal is signed and/or the order of Products is made; and

(b)

customer shall complete payment for the Products no later than twenty-eight (28) days following the earlier of the date that the Customer receives notice that the Products have been installed and the test period has been completed, or the date that invoice for Products is issued by SmartCool.

In the event that the customer requests differing payment terms from the foregoing, CONSULTANT shall obtain SmartCool's prior written approval to any such differing payment terms, provided that SmartCool reserves the right in its sole discretion to accept or reject any order for Products received from CONSULTANT if the payment terms requested by the customer are not acceptable to SmartCool.

3.6

No order of Products is binding on SmartCool until accepted by SmartCool. An order is accepted by SmartCool when shipped or when it is acknowledged in writing by a duly authorized officer or employee of SmartCool, whichever occurs first.

4.

RESPONSIBILITIES OF SMARTCOOL

SmartCool is responsible for providing CONSULTANT support and training in accordance with Article 11, marketing material templates, preparing proposals, invoicing customers, completion of necessary site surveys, receiving and analyzing site data provided by CONSULTANT, project management, measurement and verification of savings data and coordinating installation services. SmartCool is also responsible for sending commission payments to CONSULTANT in accordance with Article 6, maintaining reasonable inventory of Products to support sales volumes and overall corporate administration, including maintaining product liability insurance within reasonable limits as necessary to support sales. The order of events and responsibilities for these steps are laid out in greater detail in the Process Flow in Schedule 3.

5.

SUPPLY OF THE PRODUCTS

5.1

SmartCool shall use its commercially reasonable efforts to maintain an adequate inventory of Products to support the delivery of Products within one (1) month to the customer site, such one (1) month period to commence on the date that Smartcool receives from CONSULTANT a signed acceptance of the proposal from the customer.  On large orders which exceed the inventory of Products then held by SmartCool, SmartCool will work with CONSULTANT and the customer to create a mutually agreeable delivery and installation schedule.

5.2

Upon receipt and confirmation of the order, SmartCool shall, as soon as it is practicable, inform CONSULTANT of the estimated installation date for the Products.  SmartCool shall use all commercially reasonable efforts to meet the estimated installation date.

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5.3

In the event that any of the Products are rendered obsolete or are superseded by new Products, then SmartCool shall use commercially reasonable efforts to replace the supply of obsolete or superseded Products.  In the event SmartCool is unable to replace the obsolete or superseded Products, CONSULTANT, at its election, may choose to terminate this Agreement with no further liability or obligations to either CONSULTANT or SmartCool arising out of this Agreement.

6.

COMMISSION PAYMENTS TO CONSULTANT

6.1

CONSULTANT will be paid a commission based on the sales of Products completed by the CONSULTANT and the Consultant Representatives in accordance with the commission and fee schedule set out in Schedule 2, based on the amount invoiced to and actually received from the customer by SmartCool. Commissions will be due and payable to CONSULTANT within fifteen (15) days following the date that SmartCool receives payment from a customer.

6.2

CONSULTANT will be paid a commission based on the revenues received by SmartCool as a result of Service Agreements for Products completed by the CONSULTANT and the Consultant Representatives in accordance with the commission and fee schedule set out in Schedule 2, based on the amount invoiced to and actually received from the customer by SmartCool at the end of each month of the Service Agreement. Commissions will be due and payable to CONSULTANT within fifteen (15) days following the date that SmartCool receives payment from a customer.

6.3

All payments, as set forth in Schedule 2 hereto, shall be made to CONSULTANT in United States Dollars via mail or by transfer to such bank account as CONSULTANT may from time to time notify in writing to SMARTCOOL.

7.

FEES

7.1

CONSULTANT will be paid a monthly fee in accordance with the commission and fee schedule set out in Schedule 2C, based upon the completion of the responsibilities outlined in this agreement. Fees will be due and payable to CONSULTANT on the first business day of each calendar month

7.2

The monthly fee set forth in Schedule 2C hereto shall apply to the first three months of this agreement.

7.3

It is acknowledged by both CONSULTANT and SmartCool that the monthly Fee set forth in Schedule 2C shall be re-negotiated on a quarterly basis at the end of each three month period of this agreement.

7.4

It is acknowledged by both CONSULTANT and SmartCool that fees shall be in the form of a draw on the commission payments as set forth in Schedule 2C hereto.

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7.5

All payments, as set forth in Schedule 2 hereto, shall be made to CONSULTANT in United States Dollars via mail or by transfer to such bank account as CONSULTANT may from time to time notify in writing to SMARTCOOL.

8.

EXPENSES

SmartCool will reimburse the Consultant for any reasonable costs, expenses or other outlays related to the consultant’s performance of this contract including all marketing expenses. Expenses not covered would include: car lease, loan, office rental or general office expenses.  Any expense over $500 will require prior approval of SmartCool.

9.

INDEPENDENT CONSULTANT

CONSULTANT shall provide all services under this Contract as an independent contractor, and nothing in this Contract shall be construed so as to constitute the CONSULTANT as an agent or employee of SmartCool.

CONSULTANT will be paid in U.S. funds and paid as a consultant only and therefore is responsible for the deduction and/or remissions of all U.S. federal and California state income tax. All commissions paid will be noted in a U.S. Federal Income Tax Form 1099, noting that the CONSULTANTS are consultants only, and paid through direct commission.

10.

MARKETING OF THE PRODUCTS

10.1     CONSULTANT shall use its best efforts to advertise, market and promote the sale and use of the Products throughout the Territory.

10.2     CONSULTANT shall be entitled, subject as provided in this Agreement, to promote and market the Products in the Territory in accordance with the standards, practices and business process flows contained in training materials provided by SmartCool and laid out in the Process Flow in Schedule 3. CONSULTANT shall ensure that at no time shall such sales and marketing efforts bring disrepute to SmartCool or the Products.  CONSULTANT shall cooperate with SmartCool to establish and maintain the standards and reputation of the Products, comply with all reasonable suggestions offered by SmartCool which SmartCool deems appropriate for the stimulation of sales of Products and cooperate with such representatives of SmartCool as SmartCool may from time to time, at its option, send into the Territory for the purpose of supporting and promoting the efforts of CONSULTANT.

10.3     CONSULTANT and Consultant Representatives must receive SmartCool’s written consent before circulating any marketing materials, stationary and business for the Products other than the templates supplied by SmartCool.

10.4     In connection with the promotion and marketing of the Products, CONSULTANT shall make clear in all dealings with customers and prospective customers that it is acting as an independent sales representative of the Products and not as agent of SmartCool.

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10.5     During the term of this Agreement, CONSULTANT shall provide SmartCool a marketing and sales report at one month intervals, in the form shown in Schedule 4.

10.6     SmartCool shall provide a complete copy of the results of any test or evaluation of the Products conducted or commissioned to the CONSULTANT no later than one (1) month after completion of the tests or evaluations, or as soon as reasonably practicable after such testing has been completed.

10.7     CONSULTANT shall not sell or supply any one or more of the Products to any person, firm or company for sale, distribution, installation or resale in any area outside the Territory, unless the prior written consent of SmartCool has been obtained.

11.

SUPPORT AND TRAINING

11.1     SmartCool shall provide up to date information concerning the Products as SmartCool may consider appropriate or as CONSULTANT may reasonably require in order to assist CONSULTANT with the sale of the Products to customers.  SmartCool shall use commercially reasonable efforts to address any technical inquiries concerning the Products which are made by CONSULTANT or its customers.

11.2     During the term of this Agreement, SmartCool shall provide to CONSULTANT training by SmartCool in matters relating to the Products for a period not exceeding five (5) working days in the first year of the Agreement and not exceeding two (2) working days in subsequent years of the Agreement.  CONSULTANT shall ensure that its appropriate personnel participate in any such training sessions that are offered by SmartCool at such locations as SmartCool may specify.

11.3     The services to be provided by SmartCool pursuant to Articles  and 11.2 shall be provided in the English language and shall be free of charge.

12.

CONFIDENTIALITY

12.1     CONSULTANT shall at all times during the term of this Agreement and after its termination keep all Confidential Information strictly confidential and accordingly not disclose this Confidential Information to any other person; and not use any Confidential Information for any purpose other than the performance of the obligations of CONSULTANT under this Agreement.

12.2     Confidential Information may not be disclosed by CONSULTANT to any governmental or other statutory authority or regulatory body; or any employees, agents or customers of CONSULTANT or of any of the aforementioned person, without first obtaining written approval from SmartCool.  In each case CONSULTANT shall use it best endeavors to ensure that the person in question keeps the information confidential and does not use the information except for the purposes for which the disclosure is made.

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12.3     CONSULTANT shall ensure that all employees, directors and corporate officers and contractors of CONSULTANT shall enter into a non-disclosure and confidentiality agreement approved by SmartCool.  A copy of each signed confidentiality agreement shall be given to SmartCool within fourteen (14) days after the execution thereof.

12.4     In the event that CONSULTANT becomes aware of any improper use of any Confidential Information, CONSULTANT shall take all reasonable action to protect Abbotly's or SmartCool’s proprietary and intellectual rights, as the case may be, including, but not restricted to, seeking legal injunctions and penalties against any party improperly using, infringing on, or endangering Abbotly's or SmartCool’s proprietary and intellectual property, as the case may be.  CONSULTANT must immediately notify SmartCool of any such infringement and the action taken to rectify such infringement.

13.

LIMITED WARRANTY AND LIMITATIONS OF LIABILITY

13.1     For the twelve (12) month warranty period described in Article 13.2, SmartCool warrants to CONSULTANT that all Product supplied hereunder will be of merchantable quality and will comply with the specifications and standards published in technical literature supplied by SmartCool hereunder.

13.2     SmartCool will repair or replace any Product, free of cost, to CONSULTANT, which is found to be defective due to a fault in design or manufacture, provided that such Product is returned to SmartCool not later than twelve (12) months from the original date of installation at customer site.  The foregoing constitutes CONSULTANT's sole and exclusive remedy with respect to defective Products.

13.3     The limited warranty provided in this Article 13 is in lieu of all other warranties, whether oral or written, express or implied, which are expressly disclaimed by SmartCool and expressly waived by CONSULTANT. SmartCool EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. The agents and employees of SmartCool are not authorized to make modifications of this warranty; any additional statements, whether oral or written, do not constitute warranties and should not be relied upon.

13.4     To the extent allowed by law, in no event shall SmartCool be liable for any indirect, incidental or consequential damages arising out of this Agreement or out of the Products.

13.5     SMARTCOOL'S TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT IS LIMITED TO THE PRICE OF THE PARTICULAR PRODUCT SOLD HEREUNDER WITH RESPECT TO WHICH LOSSES OR DAMAGES ARE CLAIMED.

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14.

DURATION AND TERMINATION

14.1     This Agreement shall come into force on the Commencement Date and shall continue in force for an initial term of five (5) years, with an option to renew the Agreement for a further five (5) years by CONSULTANT giving three months notice in writing to SmartCool prior to the expiration of the initial term.  The option to renew the Agreement shall not apply if the Agreement has been earlier terminated pursuant to the terms hereof.

14.2     SmartCool shall be entitled to terminate this Agreement:

a)

By giving not less than thirty (30) days written notice to CONSULTANT if there is at any time an assignment of this Agreement or material change in the management, ownership or control of CONSULTANT to which SmartCool has not consented;

b)

If CONSULTANT commits any breach of any of its responsibilities under Article 3 of this Agreement and fails to remedy the same within thirty (30) days after receipt of written notice from SmartCool giving particulars of the breach and requiring it to be remedied;

c)

Under conditions pursuant to Article 21; or

d)

Immediately upon written notice to CONSULTANT, in the event that Abbotly terminates its grant of distribution rights for the Products to SmartCool.

14.3     Subject to Article 22, CONSULTANT may terminate this Agreement if SmartCool fails to deliver the Products within the time frames set out in Article 5, and in no event shall such time frame for the commencement of the installation of the Products exceed 45 days unless otherwise agreed to by CONSULTANT or the customer, except for large orders which will be governed pursuant to Paragraph 5.0.

14.4     Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

a)

that other party commits any breach of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within thirty (30) days after receipt of written notice giving full particulars of the breach and requiring it to be remedied.

b)

An encumbrance takes possession or a receiver is appointed over any of the assets or property of the other party.

c)

The other party makes any voluntary arrangement with its creditor, goes into liquidation, ceases or threatens to cease to carry on business.

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15.

CONSEQUENCES OF TERMINATION

15.1     Upon the termination of this Agreement for any reason:

a)

CONSULTANT shall cease to promote, market, advertise or sell the Products.

b)

CONSULTANT shall provide SmartCool with a final Marketing and Sales report (in the form shown in Schedule 4). In the event that SmartCool closes a sale with any of the potential customers listed in the final Marketing and Sales report within ninety (90) days of the effective date of termination of this Agreement, then SmartCool shall pay CONSULTANT its commission payment in accordance with Article 6 above.

c)

CONSULTANT shall immediately deliver to such address as SmartCool specifies any Confidential Information, promotional materials, designs, samples, literature, sales aids, customer lists or demonstration equipment in CONSULTANT's possession.

d)

CONSULTANT shall have no claim against, and expressly releases SmartCool from any and all claims, proceedings, damages, costs and liabilities for compensation for loss of distribution rights, revenues, loss of goodwill or expenses of any kind; or any indirect, consequential or incidental damages arising out of this Agreement.

e)

Except as provided by Article 12 and Article 15.1(b), neither party shall have any further obligations or liability to the other arising out of this Agreement.

16.

NATURE OF THE AGREEMENT

16.1     SmartCool shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through an assignment of the rights granted to it under this Agreement through an assignment to an agent, or other company.

16.2     Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture or the relationship of principal and agent or employer and employee between the parties.  It is agreed and understood by SmartCool and CONSULTANT that CONSULTANT is an independent contractor engaged in his own and entirely separate business.  CONSULTANT shall not in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of SmartCool or any affiliates of SmartCool.

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16.3     This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the parties with respect thereto, and may not be modified except by an instrument in writing signed by the duly authorized representative of the parties.

16.4     Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as previously provided by the other party in writing and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

16.5     If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, this Agreement shall continue to be valid as to the other provisions thereof and the remainder of the affected provisions.

16.6     The contents of this Agreement shall be kept confidential to both parties and shall not be disclosed to any third party unless required to by law.

16.7     This Agreement shall be binding upon each of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns, except that CONSULTANT shall not assign this Agreement, or any interest herein including, without limitation, rights and duties of performance, without the prior written consent of SmartCool.  No assignment made by CONSULTANT shall relieve CONSULTANT from any of its obligations under this Agreement.

17.

NO LICENSE TO MANUFACTURE

17.1     This Agreement does not grant CONSULTANT any rights or options to manufacture the Products.

17.2     This Agreement provides CONSULTANT with a license to use SmartCool’s intellectual property and copyright material within the terms of this Agreement.  The Agreement does not confer any ownership of this intellectual property or copyright material.

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18.

MUTUAL CONFIDENTIALITY AND MUTUAL NON-CIRCUMVENTION

Neither SmartCool nor CONSULTANT (including affiliates of such party) will attempt, directly or indirectly, to contact or negotiate with a confidential source or make use of any confidential information of the other party, except through such other party or with express written consent of such other party as to each such contact and or use, after having entered into this agreement.  Any violation of this covenant shall be deemed an attempt to circumvent such other party, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

All confidential sources and confidential information of each party are valuable property and shall remain the exclusive property of such party.  Neither party (nor any of such parties’ affiliates) will disclose to any third party any confidential information of the other party obtained in the transaction of the subject business.

19.

MUTUAL INDEMNIFICATION

CONSULTANT shall indemnify and hold harmless SmartCool, its subsidiaries and affiliates from and against any and all claims, losses, costs, damages and expenses whatsoever that are made against or incurred by SmartCool, arising out of acts or omissions of CONSULTANT, its employees or agents, or any breach of or failure to perform any of CONSULTANT's covenants and agreements herein, except to the extent that such claims directly result from faulty manufacturing of the Products, or any negligent act or omission by SmartCool.

SmartCool shall indemnify and hold harmless CONSULTANT, its subsidiaries and affiliates from and against any and all claims, losses, costs, damages and expenses whatsoever that are made against or incurred by CONSULTANT, arising out of acts or omissions of SmartCool, its employees or agents, or any breach of or failure to perform any of SmartCool's covenants and agreements herein, except to the extent that such claims directly result from any negligent act or omission by CONSULTANT.

CONSULTANT and SmartCool are to hold each other harmless of and from all manner of action, causes of action, proceedings, claims, demands and expenses whatsoever which may be brought or made against CONSULTANT and SmartCool or which CONSULTANT and SmartCool, may sustain, pay or incur as a result of or in connection with any breach of or failure to perform any of CONSULTANT’s or SmartCool’s covenants and agreements herein

Neither CONSULTANT nor SmartCool shall be liable nor responsible for any bodily or personal injury or property damage of any nature whatsoever that may be suffered or sustained by the either party in the performance of this agreement.

20.

PROTECTED LIST OF POTENTIAL CUSTOMERS

20.1     Prior to signing this Agreement, CONSULTANT shall provide SmartCool with an initial Marketing and Sales report (in the form shown in Schedule 4) that outlines potential customers that CONSULTANT has entered into material discussions with, prior to the Commencement Date.

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20.2     SmartCool shall review this initial Marketing and Sales report and once an agreement has been reached regarding its contents between SmartCool and CONSULTANT, then it shall be included as Schedule 6 to this Agreement (the "Protected List of Potential Customers").

20.3     CONSULTANT shall have the exclusive rights to market the Products to the Protected List of Potential Customers for a period of one-hundred and eighty (180) days from the Commencement Date.

20.4     In the event that CONSULTANT is unable to close a sale of the Products to a party listed in the Protected List of Potential Customers within 180 days, then CONSULTANT shall have the right to continue to market the Products on a non-exclusive basis as per the terms of this Agreement.

21.

LIABILITY RELATED TO DATA ACQUISITION

In the event that after any sale of Products is consummated and installed, it is determined that CONSULTANT intentionally inflated site data or otherwise made any misrepresentation relating to the Products to a customer, and a customer complaint requires corrective action by SmartCool, SmartCool has the right and sole discretion to do any or all of the following: a) Cause all, or a portion thereof, of CONSULTANT’S commission to be forfeited if not paid, or reimbursed to SmartCool by CONSULTANT if paid; b) Cause CONSULTANT to reimburse SmartCool for any direct expenses or costs incurred by CONSULTANT for corrective actions required by any party; or c)  Terminate this Agreement immediately upon written notice to CONSULTANT.

22.

FORCE MAJEURE

SmartCool shall not be liable to CONSULTANT for any injury, loss, damage or expense resulting from or arising out of any failure to perform or any failure to fill or delay in filling orders received from CONSULTANT due to strikes, lock-outs, or other labor troubles, riot, fires, floods, typhoons, accidents, explosions or other catastrophes, energy curtailments, delays in delivery of raw materials or completed merchandise by the suppliers thereof, freight embargoes, delays occasioned by carriers, acts of god, acts of government or any other cause beyond the reasonable control of SmartCool.  In the event of any factor out of the reasonable control of SmartCool, including without limitation, shortages because of economic, manufacturing or other conditions, CONSULTANT consents to any plan adopted by SmartCool to allocate shipments among its various dealers, sales representatives, distributors and customers that SmartCool in its sole discretion, determines to be fair and reasonable.

23.

GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with the laws of the Province of British Columbia, Canada, excluding application of the U.N. Convention on Contracts for the International Sale of Goods.  Any conflicts of laws principles or arguments are hereby waived by the Parties hereto.  Each party consents to jurisdiction over it by the courts of the Province of British Columbia.

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24.

NOTICES AND SERVICES

24.1     Any notice, request or permission shall be deemed to have been sufficiently given if dispatched by personal delivery or sent by registered post to the first above written address of the respective parties hereto and copy sent to SmartCool Systems Inc.’s Head Office having its place of business at Suite #1280 – 333 Seymour Street, Vancouver, British Columbia V6B 5A6.  Any such notice, request or permission if delivered personally shall be deemed to have been given or served on delivery against receipt thereof and if sent by post shall be deemed to have been given or served at the time when the registered letter would in the ordinary course of post be delivered.

25.

CONSTRUCTION

25.1     Unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:

(a)

words in the singular include the plural and words in the plural include the singular;

(b)

words importing the masculine gender shall include the feminine and neuter gender;

(c)

words applicable to natural persons include any body or persons firm or partnership or corporate or unincorporated.

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AS WITNESS, this Agreement has been duly executed by the parties hereto the day and year first above written.

SmartCool Systems USA, Inc.

By:__________________________

Name/Title: George M. Burnes, President

Consultant:

Marmara Holdings LLC

By:__________________________

Name/Title: George T. Stratos, President

Individual Sales Representative:

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SCHEDULE 1

PRODUCTS

List of Equipment

Abbotly ESM System 4000

1)

Network Controller (LNC)

2)

System Interface Module (SIM)

3)

Single Control Module

4)

PT 100 Sensor

5)

Pressure Transducer

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SCHEDULE 2

SCHEDULE OF COMMISSION PAYMENTS TO CONSULTANT FOR GROSS ANNUAL SALES BY CONSULTANT

GROSS ANNUAL SALES BY CONSULTANT (as defined in Article 1.5)	COMMISSION

$0 - $999,999	12% of any amount between $0 - $999,999
$1,000,000 - $1,999,999	13% of any amount between $1,000,000 - $1,999,999
$2,000,000 - $2,999,999	14% of any amount between $2,000,000 - $2,999,999
over $3,000,000	15% of any amount over $3,000,000

The commission payable to the CONSULTANT shall be calculated incrementally, according to the Gross Annual Sales completed in a Calendar Year.  For example, Gross Annual Sales of $1,500,000 in the first month of a Calendar Year would be eligible for a commission of 12% on the first $999,999 and 13% on the remaining amount of $500,001.

SCHEDULE 2A

SCHEDULE OF COMMISSION PAYMENTS TO CONSULTANT FOR GROSS ANNUAL SALES BY CONSULTANT REPRESENTATIVES

GROSS ANNUAL SALES BY CONSULTANTS REPS (as defined in Article 1.5)	COMMISSION

$0 - $999,999	5% of any amount between $0 - $999,999
$1,000,000 - $1,999,999	6% of any amount between $1,000,000 - $1,999,999
$2,000,000 - $2,999,999	7% of any amount between $2,000,000 - $2,999,999
over $3,000,000	8% of any amount over $3,000,000

The commission payable to the CONSULTANT shall be calculated incrementally, according to the Gross Annual Sales cumulated in a Calendar Year.  For example, Gross Annual Sales of $1,500,000 in the first month of a Calendar Year would be eligible for a commission of 5% on the first $999,999 and 6% on the remaining amount of $500,001.

W858236.1

SCHEDULE 2B

SCHEDULE OF ROYALTY PAYMENTS TO CONSULTANT FOR SALES BY A-TECH ENERGY SYSTEMS LLC

CONSULTANT shall be paid a royalty of 3% of gross annual sales (as defined in Article 1.5) generated by A-Tech Energy Systems LLC. No royalty shall be paid to CONSULTANT for any other commercial transactions that occur between SmartCool and A-Tech Energy Systems LLC.

Gross Annual Sales generated by A-Tech Energy Systems LLC shall not be counted towards the gross annual sales of the CONSULTANT.

Royalty payments to CONSULTANT for sales generated by A-Tech Energy Systems LLC shall be paid according to same terms those listed in Article 6 for commission payments.

SmartCool shall enter into a separate Regional Sales Representative Agreement with A-Tech Energy Systems LLC. This agreement will also contain a Schedule 2A that contains the same information as Schedule 2B from this agreement.

SCHEDULE 2C

SCHEDULE OF FEES TO CONSULTANT

CONSULTANT will be paid a monthly fee of $5,000.00 for the completion of the responsibilities outlined in this agreement.

Monthly fees shall be in the form of a draw on the commission payments outlined in Schedule 2 and 2A of this agreement.

Consultant shall never receive a combination of monthly fees and commissions totaling less than $5,000. In any month where commissions are less than $5,000 then the monthly fee shall be the difference between $5,000 and the commissions paid. Any monthly fees paid earlier in each calendar year shall be subtracted from subsequent commission payments in each calendar year. Once CONSULTANT has earned commissions totaling 12 times the monthly fee amount ($60,000) in the calendar year then no further monthly fees shall be paid in the calendar year. For example, if the first commission of the calendar year was $25,000 earned in the four month of the calendar year then CONSULTANT would be paid a net commission of $5,000 after subtracting the $20,000 in monthly fees (4 month * $5,000) paid previously in the calendar year.

The monthly fee set forth above shall apply to the first calendar year of this agreement and shall be re-negotiated on an annual basis at the end of each calendar year of this agreement.

W858236.1

SCHEDULE 3

PROCESS FLOW

SMARTCOOL PROCESS FLOW (page 1 of 4)

Pre-Sale Phase
SmartCool Customer Service
SmartCool Sales Support
Sales Representatives
SmartCool Operations
3rd Party Installers
TOOLS
COLD FILE – Revisit Later with Update on New Clients & Results
INAPPROPRIATE SITE – Notify Prospect, Cold File & Revisit Later if Economics Change
NO
Maintain Weekly Biz Dev Update
Add Prospect to Weekly Update
NO
Add Signed NDA to File
Send Signed NDA to SSC
Add Pre-Sale Survey to File
Send Completed Pre-Sale Survey & Bills to SSC
Analysis to determine if site is appropriate
YES
Identify Potential Prospect
Marmara Approval of Prospect ?
YES
Initial Contact – Send Introductory Letter / E-Mail
Interested Y / N
YES
Send & Review Materials – Slides, Pamphlet, Web Site Link etc
Send & Review Mutual Non-Disclosure Agreement (if requested by customer)
Complete Pre-Sale Survey Form & Collect Electric Bills
6-12 months of Electric Bills
INTRODUCTORY LETTER / E-MAIL TEMPLATE
SLIDE PRESENTATION, FOLDER, WEB SITE
MUTUAL NON-DISCLOSURE AGREEMENT TEMPLATE
UTILITY RELEASE FOR ELECTRIC BILLS
PRE-SALE SURVEY TEMPLATE

W858236.1

SMARTCOOL PROCESS FLOW (page 2 of 4)

Decision / Evaluation Phase
SmartCool Cust. Service
SmartCool Sales Support
Sales Representatives
SmartCool Operations
3rd Party Installers
TOOLS
COLD FILE – Revisit Later with Update on New Clients & Results
INAPPROPRIATE SITE – Notify Prospect, Cold File & Revisit Later if Economics Change
INAPPROPRIATE SITE – Notify Prospect, Cold File & Revisit Later if Economics Change
Appropriate Site?
Send Prospect Site Survey Confirmation Form
Site Survey Permitted Y/N
NO
YES
Analysis to determine if site is appropriate
Send Prospect Equipment Maintenance Letter
Agree to Repair before or during install
Analysis to determine if site is appropriate
cc Confirmation to Rep
2nd Attempt to get Permission
cc Letter to Rep
cc Confirmation to Operations
Site Survey Scheduled with Prospect & 3rd Party Installer
Add Completed Survey to File
Send Completed Survey to SSC
Notify Sales of Necessary Repair
Request Quote for Installation, M&V, Equipment Repair & Settings
On-Site Equipment Repair Required?
Site Survey Conducted at Prospective Site
Complete Quote
Send Completed Quote to SSC
SITE SURVEY CONFIRMATION FORM
SITE SURVEY FORM
SITE SURVEY INSTRUCTIONS
EQUIPMENT MAINTENANCE LETTER
SALES CALCULATOR
ENERGY REBATE DATABASE

W858236.1

SMARTCOOL PROCESS FLOW (page 3 of 4)

Acceptance, Installation & Rebate Application Phase
SmartCool Customer Service
SmartCool Sales Support
Sales Representatives
SmartCool Operations
3rd Party Installers
TOOLS
COLD FILE – Revisit Later with Update on New Clients & Results
Accounting to Book Receivable
Accounting to Invoice Prospect for 50% of Price
Fill Out & Submit Rebate Application
Schedule Site Visit for Rebate Approval b/w Prospect & Utility Rep.
Qualify for Rebates?
YES
Proceed Without Rebate
NO
Appropriate Site?
YES
Energy Management Proposal Prepared by SmartCool
NO
YES
Send Prospect Install Confirmation Form
Install Permitted Y/N
YES
NO
YES
Proposal E-Mailed to Rep
Present Energy Mgmt Proposal & Trial Period Letter to Prospect
Trial Period Letter Signed Y/N
cc Confirmation to Rep
Notify Rep of Rebate Visit
Notify Ops Team of Rebate Visit
YES
cc Proposal to Ops Team
Prepare Schematics & Install Package
cc Confirmation to Ops Team
Send Schematics & Install Package to Installer
Installation Scheduled with Prospect & 3rd Party Installer
Build Panel & Prepare for Installation
Log Data to Establish Set Points
Verify Settings & Set Points (7 days later)
Installation & Approved Repairs at Prospective Site
ENERGY MGMT. PROPOSAL TEMPLATE
TRIAL PERIOD LETTER TEMPLATE
SCHEMATIC TEMPLATE
INSTALL PKG. TEMPLATE
UTILITY / STATE REBATE APPLICATION FORM
PANEL & ESM's
SCHEMATIC TEMPLATE
INSTALL PKG. TEMPLATE
LOGGERS & TOOLS etc
LOGGER SETTINGS MANUAL
PANEL, ESM's & TOOLS etc
INSTALLATION MANUAL
MATERIALS LIST

W858236.1

SMARTCOOL PROCESS FLOW (page 4 of 4)

On Site Test & Final Sale Phase
SmartCool Customer Service
SmartCool Sales Support
Sales Representatives
SmartCool Operations
3rd Party Installers
TOOLS
Qualify for Rebates?
YES
Submit Logging Data to Utility Rep. to Verify Savings
Rep. Prepares Savings Report & Submits to Utility
Utility Cuts Rebate Cheque
Traffic Process with Utility Until $ Received by SSC or Client
Accounting to Invoice Prospect for Balance of Price
Accounting to Book Receivable
Arrange Payment / Financing Options?
Add Contract to File
SSC Rebate
Client Rebate
Summary Letter (Final Savings Report / Proposal) Prepared by SmartCool
Letter E-Mailed to Agent
YES
Send Signed Contract to SSC
YES
Follow Up to Ensure Rebate Received by Client
Meeting to Present Final Report & Finalize Sale
Notify Rep Rebate Received by Client
NO
Collect / Log & Analyze Savings Data from 14 Day Test Period
Add Info to File & Wiring / Setting Databases
Send Completed Forms to SSC
Equipment Removal Scheduled with Prospect & 3rd Party Installer & Prospect
Installation & Approved Repairs at Prospective Site
Leave ESM Operators Handbook & By Pass / Technical Help Sticker at Site
Collect / Log Savings Data from Test Period
Record Install Final Settings & Final Wiring Diagram
Adjusts Settings (if Necessary)
Equipment Removed from Site
LOGGERS & TOOLS
ESM OPERATORS HANDBOOK
LOGGER SETTINGS MANUAL
INSTALL FINAL SETTING TEMPLATE
PANEL, ESM's & TOOLS etc
INSTALLATION MANUAL
REBATE FOLLOW UP LETTER TEMPLATE
STICKER / LABEL
REVISED PROPOSAL TEMPLATE
SUMMARY LETTER TEMPLATE
WIRING DIAGRAM TEMPLATE
MATERIALS LIST

W858236.1

SMARTCOOL PROCESS FLOW
Miscellaneous On-Going Follow Up
LEGEND
SmartCool Customer Service
Arrange Payment / Financing Options?
On-Going Follow Up & Service
Warranty ? Maintenance ?
On-Going Monitoring ?
SmartCool Sales Support
Preparation of Case Study / Evaluation Report ?
Obtain References
Sales Representatives
Install at Other Sites
SmartCool Operations
3rd Party Installers
TOOLS
Shapes
Process
Decision
Data
Tool / Template / Document
Action by Outsider (Utility)
Terminating Step
Lines
Major Sales Step
Rebate Step
End of Process
Operations Step
If Necessary Step
Internal Communications
Departmental Color Coding
SmartCool Customer Service Team
SmartCool Sales Support Team
Sales Representatives
SmartCool Operations Team
3rd Party Installers / Technical Partners
Two Team Item (ex. Sales Reps & Operations)
Miscellaneous
Separate Operations Process Flow (more detailed)
Separate Detailed Instruction Manual

W858236.1

SCHEDULE 4

Monthly Business Development Update Format (Template to be provided

W858236.1

SCHEDULE 5

Territory

The United States of America with the exception of the States of:

Washington, Oregon, California (outside of the counties of Orange and Los Angeles)

Territory may be expanded in the future via an amendment in the event that areas that are currently the exclusive territory of another sales representative cease to be the exclusive territory of another sales representative.

CONSULTANT

SmartCool Systems USA, Inc.

_______________________

_________________________

W858236.1

SCHEDULE 6

LIST OF PROTECTED POTENTIAL CUSTOMERS

MGM-Mirage Group: (MGM Grand, Mirage, NYNY, Excalibur, Mandalay Bay, Monte Carlo, Bellagio, Treasure Island, Circus Circus, Golden Nugget, Primm Resorts (Primadona, Buffalo Bill's, Whiskey Pete's), MGM-Detroit & Beau Rivage in Mississippi.

Luxor Hotel & Casino	Wynn Resort	Warner Bros. Studios	American Food Group (Green Bay)
Young's Market	U.S.C.	DuPont	Kenwood Wineries
Ralphs/Food4Less	Venable	Energy Industries	Albertsons
Toy's R Us	Gallo Wineries	Disneyland	X-cel
Staples	Foster Farms	Universal Studios	Swift & Company
Washington Gas and Electric	Tyson Foods	Loyola Marymount University	Nash-Finch Grocery Company
Axcela Group	Con Agra	Lombardi Meat Distributors	Westfield’s Malls

List for Kim Rohrabacher and Fasoli's:

1) State of California

2) Bonaventure Hotel

3) Palace Station Casino

4) County of Los Angeles

5) County of Orange

6) City of Long Beach

7) City of Los Angeles

8) Cal State Long Beach

9) Northrop Grumman

10) U.S. Dept. of Commerce

CONSULTANT

SmartCool Systems USA, Inc.

_______________________

_________________________

W858236.1

SCHEDULE 7

LIST OF CONSULTANT REPRESENTATIVES

•

Earl Cannoles & Helen Schwanbeck

•

Bill Flack

•

Kim Rohrabacher & Bill Fasoli & Paul Fasoli

•

Chris Sullivan

•

Mike Ward & Anthony Davis

•

Bob Jackson

•

Joe Navarro

•

Andy Stanfield

•

Henry Hanson

CONSULTANT

SmartCool Systems USA, Inc.

_______________________

_________________________

W858236.1